Exhibit 99.1

                                        For further information, please contact:
                                        John LaBoskey, Senior Vice President/CFO
                                           BEI Technologies, Inc. o 415/956-4477
                                                                www.bei-tech.com

                      BEI TECHNOLOGIES REPORTS FISCAL 2003
                             SECOND QUARTER RESULTS

            SAN FRANCISCO, CA, April 23, 2003 - BEI Technologies,  Inc. (Nasdaq:
BEIQ) reported a consolidated after tax net loss for the quarter ended March 29, 2003, of $321,000 or $0.02 per share compared to a net loss of $9,246,000 or $0.66 per share for the second quarter of fiscal 2002, a result in that quarter of provisions booked for excess capacity, uncollectible receivables from a related party and product line move. Net sales for the quarter increased to $54.7 million compared with $48.8 million in the 2002 second quarter, according to Charles Crocker, chairman and chief executive officer.

Automotive sales increased to $31.1 million compared to $26.4 million in the same quarter last year with the launch of four new platforms into the North American and European markets. Government sales increased to $5.3 million from $3.9 million in the same period last year. Sales of core industrial sensors and component products, including encoders, motors and actuators, decreased in comparison with the prior year's second quarter to $18.3 million from $18.5 million due to a slow manufacturing economy.

Crocker commented, "We are pleased with the increase in our quarterly automotive revenues driven by the launch of previously delayed automotive platforms using our GyroChip(R) sensors. Despite a sluggish automotive production environment, we continue to launch new platforms with stability control systems (ESP) incorporating our sensor, reflecting increasing market demand and acceptance. However, the economic variables affecting our business continue to be difficult to predict."

Gross margin for the quarter was 23.3% versus 27.0% for the same quarter last year, which reflects a higher automotive mix with lower associated margins, higher overhead spending associated with GyroChip capacity expansion not yet fully absorbed and the impact of yield loss associated with model launches. Additionally, $1.0 million was charged to expense for inventory reserves due to higher excess and obsolete inventories reflecting lower production activity in several product lines. Selling, general and administrative expenses as a percent of sales increased to 15.9% in the second quarter of fiscal 2003 from 15.7% in the second quarter of fiscal 2002. The spending increase was due primarily to $0.8 million for legal costs associated with our previously announced patent infringement litigation against Panasonic/Matsushita. Research and development spending increased from $3.8 million in the same quarter last year to $4.3 million in the most recent quarter with higher spending at SiTek for continuing efforts to develop a silicon gyro and accelerometer.

Cash flow was positive for the quarter, a result of the collection of the Government settlement, decreasing other current assets and a decrease in inventory of $2.3 million, offset by the increase in accounts receivable of $4.3 million due to higher sales revenue. During the quarter, BEI repurchased on the open market 50,000 shares of company stock at an average price below

$10.00. The company ended the quarter with a balance of $6.6 million outstanding on its $25.0 million line of credit and $21.0 million outstanding on the senior notes, reflecting a $7.0 million payment made during the first quarter of fiscal 2003.

A committee of independent directors of the company, following negotiations with members of the board of OpticNet, a majority owned subsidiary of the company, has agreed to offer $0.04 per share in cash for the outstanding shares of OpticNet not owned by the company. Once a definitive agreement is signed and this transaction is completed, OpticNet will have merged with a subsidiary of BEI, thereby reducing operating expense. Management will review OpticNet's current customer contract and the joint venture potential of SiTek and will continue to take a longer term view of the silicon gyro opportunities to closely manage research and development spending into the future.

Six Month Results

For the first six months of fiscal 2003, BEI reported net income of $2.7 million or $0.19 per share compared to a fiscal 2002 six month loss of $9.0 million or $0.64 per share. Net sales for the first six months of fiscal 2003 were $101.8 million compared to $94.4 million for the comparable period in fiscal 2002.

BEI Technologies, Inc. is an established manufacturer of electronic sensors, motors, actuators and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment including automobiles, trucks and off-road equipment have become a significant addition to the Company's business in recent years. The Company's micromachined quartz yaw rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors has been in progress since the middle of 1998. BEI also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position and pressure sensors and other devices used in transportation systems. GyroChip is a registered trademark of BEI Sensors & Systems Company, Inc.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to timely development, acceptance and pricing of new products; impact of competitive products and price; the ability to manufacture products in sufficient volume on an efficient and timely basis; general economic conditions as they affect the Company's customers, as well as other risks detailed from time to time in the Company's reports to the Securities and Exchange Commission, including the Company's Form 10-K for fiscal 2002.

                                - charts follow -

                     BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)


                                                    March 29,
                                                      2003         September 28,
                                                  (Unaudited)          2002*
--------------------------------------------------------------------------------

ASSETS

Cash and cash equivalents                           $  3,997         $  4,418
Investments                                            5,968            6,727
Trade receivables, net                                30,952           25,200
Inventories, net                                      25,608           28,538
Other current assets                                  15,400           16,289
                                                    --------         --------
    Total current assets                              81,925           81,172

Property, plant and equipment, net                    37,242           37,770
Acquired technology                                    1,041            1,540
Goodwill                                               1,612            1,612
Other assets, net                                      7,067            4,002
                                                    --------         --------
                                                    $128,887         $126,096
                                                    ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Trade accounts payable                              $ 15,403         $ 13,709
Accrued expenses and other liabilities                23,014           24,888
Income tax payable                                     1,985                -
Current portion of long-term debt                      7,101            7,094
                                                    --------         --------
    Total current liabilities                         47,503           45,691

Long-term debt, less current portion                  22,076           22,500
Other liabilities                                      4,497            5,546
Stockholders' equity                                  54,811           52,359
                                                    --------         --------
                                                    $128,887         $126,096
                                                    ========         ========





* Based on audited information included on Form 10-K for fiscal year ended September 28, 2002

                     BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (dollars in thousands except per share amounts)
                                  (Unaudited)

                                                       Quarter Ended       Six Months Ended
                                                   -------------------   --------------------
                                                   March 29,  March 30,  March 29,   March 30,
                                                     2003       2002       2003        2002
                                                   --------   --------   ---------   --------
Net sales                                          $ 54,715   $ 48,800   $ 101,803   $ 94,405
Cost of sales                                        41,958     35,640      76,731     69,954
                                                   --------   --------   ---------   --------
                                                     12,757     13,160      25,072     24,451

Selling, general and administrative expenses          8,694      7,653      17,298     14,474
Research, development and related expenses            4,271      3,796       8,222      7,342
                                                   --------   --------   ---------   --------
                                                       (208)     1,711        (448)     2,635

Provision for excess capacity                          --       10,275        --       10,275
Provision for uncollectables from a related party      --        3,072        --        3,072
Provision for product line move and other              --        2,230        --        2,230
                                                   --------   --------   ---------   --------
Loss from operations                                   (208)   (13,866)       (448)   (12,942)

Interest expense                                        488        546       1,010      1,152
Other income                                            184          3       5,627         63
                                                   --------   --------   ---------   --------
Income (loss) before income taxes                      (512)   (14,409)      4,169    (14,031)
Provision (benefit) for income taxes                   (191)    (5,163)      1,517     (5,025)
                                                   --------   --------   ---------   --------
Net income (loss)                                  $   (321)  $ (9,246)  $   2,652   $ (9,006)
                                                   ========   ========   =========   ========

BASIC EARNINGS (LOSS) PER COMMON SHARE

Net income (loss) per common share                 $  (0.02)  $  (0.66)  $    0.19   $  (0.64)
                                                   ========   ========   =========   ========
Weighted average shares outstanding                  14,137     14,023      14,120     13,984
                                                   ========   ========   =========   ========

DILUTED EARNINGS (LOSS) PER COMMON AND COMMON
EQUIVALENT SHARE

Net income (loss) per common and common
    equivalent share                               $  (0.02)  $  (0.66)  $    0.19   $  (0.64)
                                                   ========   ========   =========   ========
Weighted average shares outstanding                  14,137     14,023      14,254     13,984
                                                   ========   ========   =========   ========

                     BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                  (Unaudited)



                                                               Quarter Ended
                                                           ---------------------
                                                           March 29,   March 30,
                                                             2003        2002
--------------------------------------------------------------------------------


Net loss                                                   $  (321)    $ (9,246)

Adjustments to reconcile net loss to net
cash provided by operating activities:
   Depreciation and Amortization                             2,572        3,493
   Other                                                     4,360       11,069
                                                           -------     --------
Net cash provided by operating activities                    6,611        5,316

Net cash used in investing activities                       (4,304)      (1,493)
Net cash used in financing activities                       (1,277)      (2,381)
                                                           -------     --------

Net increase in cash and cash equivalents                    1,030        1,442
Cash and cash equivalents at beginning of period             2,967         --
                                                           -------     --------
Cash and cash equivalents at end of period                 $ 3,997     $  1,442
                                                           =======     ========




                                     * * * *